Venu Holding Corporation Selects Tixr to Expand Ticketing and Commerce Capabilities, Backed by a Capital Commitment

Under the new alliance, Tixr will power ticketing at four of VENU's indoor concert venues nationwide and support the company's growth plan.


VENU
TIXR

Colorado Springs, CO- September 4, 2025- (BUSINESS WIRE)- Venu Holding Corporation ("VENU" or the "Company") (NYSE American: VENU), a developer, owner, and operator of upscale live music venues and premium hospitality destinations, announced today a strategic partnership with **Tixr,** a global technology leader modernizing ticketing and live event commerce. Under the agreement, Tixr will serve as the official ticketing and integrated commerce partner for four of VENU's premium hospitality-oriented, intimate music halls located around the country, including The Hall at Bourbon Brothers in Gainesville, Georgia, Phil Long Music Hall in Colorado Springs, Colorado, The Hall at Bourbon Brothers currently under development in Centennial, Colorado targeted to open in 2026, and one additional VENU property in the future.

With the new deal, VENU will tap into Tixr's unified ecommerce platform, which enables fans to purchase tickets, parking, merchandise, food and beverage, and more, all from the easy-to-use Tixr interface. The platform will provide VENU with modern commerce tools that empower fans to build and customize their ideal experiences before and during events. Fans will also have the ability to join waitlists and list tickets for sale for sold out inventory at VENU music halls and enjoy post-purchase flexibility to initiate upgrades, send items to friends, and return items for credits- all from within their Tixr account.

"Today's live event fans expect more than just the show - they want a seamless, premium experience from the moment they enter the ticketing platform to the final encore," said J.W. Roth, Founder, Chairman, and CEO of VENU. "Tixr has consistently proven to be the leader in

both technology and customer experience, delivering exactly what modern audiences demand. Their platform provides the elevated user experience our guests want and deserve. We're jazzed to integrate Tixr into our intimate venues across the country."

"VENU is building its success by creating premium event spaces that put fans at the heart of the experience," said Patrick Bradley, Chief Revenue Officer at Tixr. "That philosophy mirrors our own at Tixr, where we're constantly innovating to make every step of the live event purchase better for fans. These venues also give us the opportunity to fully flex the power of our platform and empower VENU to have more valuable relationships with their customers."

Alongside the ticketing deal, Tixr made a capital contribution to VENU, cementing a long-term alignment between the two companies.

VENU is nationally recognized for disrupting the industry with its premium, fan-first, experience- driven model. From signature Luxe FireSuites (both indoor and outdoor), elevated Aikman Clubs created in partnership with NFL Hall of Famer, Troy Aikman and unique ownership opportunities that allow fans to take part in the movement, VENU is redefining what live entertainment can be. Fan- Founded. Fan-Owned. Artist-Driven.

Tixr joins a growing list of major brands that have chosen to align with VENU including Troy Aikman's EIGHT Beer, Aramark Sports + Entertainment, Ford Dealerships, Boingo, and Ryan LLC.

Tixr's innovative e-commerce platform provides a host of features centered around improving the fan experience from the moment of purchase, including transparent all-in pricing, waitlisting capabilities, flexible payment options, self-service upgrades, fan loyalty and rewards marketing tools, order protection, and more—all unified within a single, streamlined ecosystem. Tixr empowers venue partners with complete ownership and control of their customer data and purchase experience customization while offering tools to diversify revenue streams beyond tickets.

Source: Venu Holding Corporation

About Tixr

Tixr is a global technology leader modernizing ticketing and live event commerce. Tixr's award-winning operating system powers 700+ partners globally across sports, music festivals, venues and nightlife, travel, attractions, comedy, fandom conventions, and more in 60 countries. Founded in 2013 in Santa Monica, Calif., Tixr has evolved past legacy platforms with a reimagined way for fans to shop that feels nothing like traditional ticketing. Approaching $1B in sales in 2025, Tixr is one of the largest founder-led and controlled ticketing companies in the

world with major capital commitments from top investors, including Dragoneer Investment Group, Verance Capital, and Sony. To learn more about Tixr and to check out upcoming events, please visit Tixr.com and creators.tixr.com.

About Venu Holding Corporation

Venu Holding Corporation ("VENU") (NYSE American: VENU), founded by Colorado Springs entrepreneur J.W. Roth, is a premier hospitality and live music venue developer dedicated to building luxury, experience-driven entertainment destinations. VENU's campuses in Colorado Springs, Colorado, and Gainesville, Georgia, each feature Bourbon Brothers Smokehouse and Tavern, The Hall at Bourbon Brothers, and unique to Colorado Springs, the over 9,000-seat Ford Amphitheater and Roth's Sea and Steak. Expanding with new Sunset Amphitheaters in Oklahoma and Texas, VENU's upcoming large-scale venues will host between 12,500 and 20,000 guests, continuing VENU's vision of redefining the live entertainment experience. **Click here** for company overview.

VENU has been recognized nationally by *The Wall Street Journal*, *The New York Times*, *Denver Post*, *Billboard*, *VenuesNow*, and *Variety* for its innovative and disruptive approach to live entertainment. Through strategic partnerships with industry leaders such as AEG Presents and NFL Hall of Famer and Founder of EIGHT Elite Light Beer, Troy Aikman, VENU continues to shape the future of the entertainment landscape. For more information, visit VENU's **website**, **Instagram**, **LinkedIn**, or **X**.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Venu believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Venu's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. Venu expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

VENU Contacts

Media Relations - Venu Holding Corporation ("VENU")

Venu@giantnoise.com

Investor Relations - Venu Holding Corporation ("VENU")
Chloe Hoeft, choeft@venu.live

Tixr Contact

John Vlautin
jv@spinlab.net